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NEWS RELEASE                                                     (WILLIAMS LOGO)

NYSE:WMB

DATE: Nov. 17, 2005


                WILLIAMS COMMENCES CONVERSION OFFER FOR ITS 5.50%
               JUNIOR SUBORDINATED CONVERTIBLE DEBENTURES DUE 2033

               Action Designed to Reduce Company's Long-Term Debt

         TULSA, Okla. -- Williams (NYSE:WMB) today commenced an offer to pay a cash premium to holders of any and all of its approximately $300 million principal amount outstanding 5.50 percent Junior Subordinated Convertible Debentures due 2033 who elect to convert their debentures to shares of the company's common stock, $1.00 par value per share subject to the terms of the offer.

         The offer is scheduled to expire at 11:59 p.m. Eastern on Thursday, Dec. 15, 2005, unless extended or earlier terminated.

         In addition to the shares of common stock to be issued upon conversion pursuant to the terms of the debentures, holders who surrender their debentures on or prior to the expiration date will receive $5.85 in cash per $50 principal amount of debentures validly surrendered for conversion, plus a cash payment that is equivalent to the amount of interest that would have accrued and become payable after Dec. 1, 2005, (which is the last interest payment date prior to the expiration date) up to but not including the settlement date (collectively, the conversion consideration).

         Each $50 principal amount of debentures is convertible into 4.5907 shares of common stock, which is equivalent to a conversion price of $10.8916 per share. Diluted earnings per share reported by Williams for the nine months ended Sept. 30, 2005, included the shares of common stock that would be issued upon 100 percent acceptance of the offer.

         The offer is being made pursuant to a conversion offer prospectus and related documents, each dated Nov. 17, 2005. The completion of the offer is subject to conditions described in the conversion offer documents. Subject to applicable law, Williams may waive the conditions applicable to the offer or extend, terminate or otherwise amend the offer.

         The Williams common stock being offered upon conversion of the debentures may not be sold nor may offers to convert the debentures be accepted prior to the time that the registration statement relating to the offer becomes effective.

         This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Williams common stock in any state or other
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jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

         Williams has retained Lehman Brothers Inc. and Merrill Lynch & Co. to serve as the dealer managers for the offer and D.F. King & Co., Inc. to serve as the information agent.

         Parties who are interested in participating in this offer should review all of the terms and conditions of the offer in the conversion offer prospectus and related documents.

         Requests for the conversion offer prospectus relating to the offer and other documents may be directed to D.F. King & Co., Inc. by telephone at (800) 848-2998 or (212) 269-5550.

         Questions regarding the offer may be directed to liability management groups at Lehman Brothers Inc. at (800) 443-0892 or (212) 526-0111 or at Merrill Lynch & Co. at (800) 654-8637 or (212) 449-4914.

         The materials related to the offer contain important information that should be read carefully before any decision is made with respect to the offer.


ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams' operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:  Kelly Swan
          Williams (media relations)
          (918) 573-6932

          Travis Campbell
          Williams (investor relations)
          (918) 573-2944

          Sharna Reingold
          Williams (investor relations)
          (918) 573-2078

          Richard George
          Williams (investor relations)
          (918) 573-3679


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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.